                                 EXHIBIT 12.1


                          JOHN Q. HAMMONS HOTELS, L.P.
                 HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
                                (000's omitted)

                                                 1996      1997      1998      1999      2000
                                                 ----      ----      ----      ----      ----
HISTORICAL EARNINGS:
Income (loss) before minority interest,
 provision for income taxes, extraordinary
 item and cumulative effect of change in
 accounting principle                           $18,524   $ 8,791   $   338   $  (973)  $(2,422)

Add:
Interest, amortization or deferred
 financing fees and other fixed  charges
 (excluding interest capitalized)
                                                 36,337    45,086    58,257    63,456    75,451
                                                -------   -------   -------   -------   -------
   Historical earnings                          $54,861   $53,877   $58,595   $62,483   $73,029
                                                =======   =======   =======   =======   =======
FIXED CHARGES:
Interest expense and
 amortization of deferred
 financing fees                                 $35,620   $44,325   $57,286   $62,209   $73,833
Interest capitalized                              7,162    10,259     6,163     6,770       504
Interest element of rentals                         717       761       971     1,247     1,618
                                                -------   -------   -------   -------   -------
   Fixed charges                                $43,499   $55,345   $64,420   $70,226   $75,955
                                                =======   =======   =======   =======   =======
RATIO OF EARNINGS TO FIXED CHARGES (A)
                                                   1.26      0.97      0.91      0.89      0.96
                                                =======   =======   =======   =======   =======
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(A) In computing the ratio of earnings to fixed charges, earnings have been based on income from operations before income taxes and fixed charges
    (exclusive of interest capitalized) and fixed charges consist of interest and amortization of deferred financing fees (including amounts capitalized)
    and the estimated interest portion of rents (deemed to be one-third of rental expense).